UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

July 8, 2021
Date of Report (date of earliest event reported)

OPORTUN FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Commission File Number 001-39050

Delaware		45-3361983
State or Other Jurisdiction of Incorporation or Organization		I.R.S. Employer Identification No.

2 Circle Star Way
San Carlos,	CA	94070
Address of Principal Executive Offices		Zip Code
(650) 810-8823
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	OPRT	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02. Termination of a Material Definitive Agreement

On July 8, 2021 (the "Redemption Date"), Oportun Funding X, LLC, as issuer (the "Issuer"), a wholly-owned subsidiary of Oportun Financial Corporation (the "Company"), completed the redemption (the "Redemption") of the Notes of Series 2018-C (the "Notes"). The Notes were issued pursuant to the Base Indenture dated as of October 22, 2018 (the "Base Indenture") entered into between the Issuer and Wilmington Trust, National Association, as trustee (the "Trustee"), as supplemented by the Series 2018-C Supplement to the Base Indenture, dated as of October 22, 2018 (the "Series Supplement"). The Issuer paid a redemption price of $275.0 million (the "Redemption Price") to the Trustee, plus the accrued and unpaid interest to, but not including, the date of the redemption, which is the amount sufficient to fund the Redemption and to satisfy and discharge the Issuer's obligations under the Notes and the Base Indenture. The Redemption Price was funded by drawing upon the Company's secured financing facility, utilizing funds from the Company's 2021-B securitization transaction and using unrestricted cash.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(d) Appointment of Directors

On July 8, 2021, the Board of Directors (the “Board”) of Oportun Financial Corporation (the “Company”) approved an increase in the number of directors on the Board from seven to nine and appointed Ginny Lee and Sandra Smith to serve as members of the Board. Ms. Lee will serve in the class of directors whose term expires at the annual meeting of stockholders to be held in 2024 and was appointed to the Compensation and Leadership Committee and the Nominating, Governance and Social Responsibility Committee. Ms. Smith will serve in the class of directors whose term expires at the annual meeting of stockholders to be held 2023 and was appointed to the Audit and Risk Committee and Credit Risk and Finance Committee. Their appointments are expected to be effective as of September 1, 2021 (the “Effective Date”).

From 2017 to June 2021, Ms. Lee served as the President and Chief Operating Officer of Khan Academy, a non-profit online education technology organization. Before joining Khan Academy, Ms. Lee spent over 17 years with Intuit, a financial management software company, where she held multiple senior operational and technical roles, including Senior Vice President and General Manager of Intuit's Employee Management Solutions Division, as well as Chief Information Officer. Ms. Lee holds a B.A. in both Business Economics and Organizational Behavior & Management from Brown University and holds an M.B.A. from Stanford Graduate School of Business.

From 2018 to April 2021, Ms. Smith served as the Chief Financial Officer of Segment.io (“Segment”), a customer data platform, which was acquired by Twilio Inc (“Twilio”), a cloud communications platform. Before joining Segment, Ms. Smith served as the Vice President, Finance at Twilio, from 2013 to 2018, and in various roles at Akamai Technologies, Inc., a content delivery network, from 2003 to 2013. Ms. Smith holds a B.F.A. from the University of Michigan, an M.B.A. from Boston College Carroll Graduate School of Management and a J.D. from Boston College Law School.

Each of Ms. Lee and Ms. Smith is entitled to cash and equity compensation for service on the Board in accordance with the Company’s non-employee director compensation policy as described under “Non-employee Director Compensation” in the Company’s proxy statement filed April 28, 2021. Consistent with the Company’s standard non-employee director annual equity award, each of Ms. Lee and Ms. Smith will be granted a restricted stock unit award, under the Company’s 2019 Equity Incentive Plan, having a value equal to $125,000, prorated from the Effective Date (the “Initial Award”). The Initial Award will vest in three equal installments such that it will be fully vested on the earlier of June 8 or the date immediately preceding the 2022 annual stockholders meeting, subject to the director’s continued service on the Board on each vesting date.

Ms. Lee will be eligible to receive $40,000 in annual cash compensation for service on the Board, as well as $7,500 for service on the Compensation and Leadership Committee and $7,500 for service on the Nominating, Governance and Social Responsibility Committee, which will be paid quarterly in arrears on a prorated basis according to the actual service with the Company.

Ms. Smith will be eligible to receive $40,000 in annual cash compensation for service on the Board, as well as $10,000 for service on the Audit and Risk Committee and $7,500 for service on the Credit Risk and Finance Committee, which will be paid quarterly in arrears on a prorated basis according to the actual service with the Company.

Each of Ms. Lee and Ms. Smith will also enter into the Company’s standard form of indemnity agreement, which has been previously filed with the SEC.

There are no family relationships between Ms. Lee or Ms. Smith and any director or executive officer of the Company, and neither has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit Number
99.1	Press Release dated July 12, 2021
104	Cover Page Interactive Data File embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OPORTUN FINANCIAL CORPORATION
(Registrant)

Date:	July 12, 2021	By:	/s/ Jonathan Coblentz
Jonathan Coblentz
Chief Financial Officer and Chief Administrative Officer
(Principal Financial and Accounting Officer)